NEWS RELEASE

EVEREST RE GROUP, LTD.
Seon Place, 141 Front Street, 2nd Floor, Hamilton HM 19, Bermuda

Everest Re Group, Ltd. Appoints Juan C. Andrade Chief Operating Officer

HAMILTON, Bermuda – (BUSINESS WIRE – August 1, 2019)

Everest Re Group, Ltd. “Everest” or the “Company” (NYSE:RE) announced today that Juan C. Andrade has been named Chief Operating Officer effective September 1, 2019.  Effective January 1, 2020, Mr. Andrade will succeed Mr. Dominic J. Addesso as President and Chief Executive Officer.

Mr. Andrade has more than 25 years of experience in the insurance industry, successfully leading large and complex domestic and international businesses. He has served in executive leadership roles in underwriting, product development and innovation, claims, sales and distribution, strategy development, and general management where he was responsible for leading all aspects of his businesses. He joins Everest from Chubb where he most recently held the position of Executive Vice President of Chubb Group and President, Overseas General Insurance. At Chubb, Mr. Andrade was responsible for Chubb’s general insurance business in over 50 countries outside of North America, including commercial P&C, traditional and specialty personal lines, and accident and health insurance. Prior to ACE’s acquisition of Chubb in January 2016, he was an Executive Vice President, of ACE and the Chief Operating Officer for ACE Overseas General with responsibilities in both the United States and international.

Mr. Andrade has extensive experience in the United States and across Europe, Asia Pacific, Japan, Latin America and Africa, as well as the London wholesale market and Lloyd’s. Before commencing his insurance career, Mr. Andrade worked in national security and international affairs within the U.S. Federal Government’s Executive Branch and The Executive Office of the President.

Joe Taranto, Chairman, stated “the Board is incredibly excited to have an executive with Juan‘s strength, skillset and experience to chart our plan for success into the future. We also want to thank Dom for his leadership in strategically diversifying and growing Everest. He has positioned us exceedingly well for continued success. ”

Dom Addesso, CEO, stated “I very much look forward to working with Juan for the remainder of 2019 and supporting his leadership in 2020 and beyond. I also wish to thank the Board for their support over the years and my Everest colleagues for their many achievements in our evolution.”

About Everest Re Group, Ltd.
Everest Re Group, Ltd. (“Everest”) is a leading global provider of reinsurance and insurance, operating for more than 40 years through subsidiaries in the U.S., Europe, Bermuda and other territories.

Everest offers property, casualty, and specialty products through its various operating affiliates located in key markets around the world.

Everest common stock (NYSE:RE) is a component of the S&P 500 index.

Additional information about Everest, our people, and our products can be found on our website at www.everestre.com

Contact:
Everest Re Group, Ltd.
Jon Levenson, Head of Investor Relations
Investor.relations@everestre.com
Phone (908) 604-3169